Exhibit 32.1

THE MACERICH COMPANY
WRITTEN STATEMENT
PURSUANT TO
18 U.S.C. SECTION 1350
The undersigned, Thomas E. O'Hern and Scott W. Kingsmore, the Chief Executive Officer and Chief Financial Officer, respectively, of The Macerich Company (the "Company"), pursuant to 18 U.S.C. §1350, each hereby certifies that, to the best of his knowledge:
(i)the Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 of the Company (the "Report") fully complies with the requirements of Section 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended; and
(ii)the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 7, 2022

/s/ THOMAS E. O'HERN
Chief Executive Officer

/s/ SCOTT W. KINGSMORE
Senior Executive Vice President and Chief Financial Officer